EXHIBIT 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Dale Parker, Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces Fourth Quarter and Fiscal 2013
Financial Results

•	Full year 2013 product sales increased 17 percent over prior year, to $14.7 million
•	Autoscope® License Plate Recognition (LPR) 2013 product revenue grew 34 percent over 2012, to $6.4 million
•	Company continues to invest in research, development and marketing for Safe City solution

Saint Paul, Minn., February 26, 2014 — Image Sensing Systems, Inc. (NASDAQ: ISNS), today announced results for its fiscal year and fourth quarter ended December 31, 2013.

Fourth Quarter Results:

Image Sensing’s 2013 fourth quarter revenue was $6.5 million, a 5 percent decrease from revenue of $6.8 million in the fourth quarter of 2012. Revenue from royalties was $2.4 million in the quarter, compared to $3.2 million in the fourth quarter of 2012. Product sales increased to $4.0 million in the quarter, a 13 percent increase from $3.6 million in the fourth quarter of 2012. Fourth quarter revenue included $1.3 million of worldwide sales for Autoscope® License Plate Recognition (LPR) products, compared to $236,000 in the prior-year period. Autoscope Video product sales and royalties were $1.0 million and $2.1 million, respectively, and Autoscope Radar product sales and royalties were $1.7 million and $290,000 respectively, in the quarter.

The Company’s net loss in the fourth quarter was $10.8 million, or $2.17 per basic share, compared to a net loss of $15,000, or breakeven on a per share basis, in the fourth quarter of 2012. The fourth-quarter 2013 net loss includes operating expenses of $8.0 million, a $3.6 million increase from 2012. Included in the 2013 fourth quarter are $509,000 of expenses related to the previously disclosed investigation. Fourth-quarter 2013 operating expenses include research and development costs of $898,000, a $4,000 increase from the prior year. Contributing to the fourth-quarter net loss, the Company recognized $5.8 million of income tax expense, which included a tax valuation allowance of $8.1 million in the quarter.

“Consistent with the seasonality we see during the winter months, fourth-quarter revenue was sequentially constrained, yet in line with our expectations. However, we continue to see our sales pipeline grow across all product lines both in terms of size and quality, and we look forward to the full roll-out of our best-in-class Safe City solution in 2014. We are receiving positive customer feedback on the capabilities of our Safe City solution, and we look forward to sharing more details in the coming quarters. Additionally, we will continue to make measured investments in our business to drive growth and shareholder value in 2014 and beyond,” said Kris Tufto, Image Sensing Systems’ chief executive officer.

Product sales gross margin for the 2013 fourth quarter was 16 percent, which includes charges related to the write-off of obsolete finished products and additional expenses related to the transition of the Company’s warranty repair service for Autoscope Radar products to its contract manufacturer. These factors negatively impacted gross margins by approximately 21 percent. Management believes gross margins for the current period are not indicative of future performance, and expects gross margins to return to historical levels.

Full-Year Results:

In 2013, revenue increased to $26.3 million, up 5 percent from $25.0 million in 2012. Revenue from royalties decreased to $11.6 million in 2013, down 7 percent from $12.4 million in the previous year. Product sales increased to $14.7 million for the year, a 17 percent increase compared to $12.6 million in 2012. Full-year revenue included $6.4 million of worldwide LPR products, compared to $4.8 million in the prior year. Autoscope Video product sales and royalties were $3.1 million and $10.3 million, respectively, and Autoscope Radar product sales and royalties were $5.1 million and $1.3 million, respectively, for 2013. The net loss for 2013 was $15.9 million, or $(3.21) per share, compared to a net loss of $3.4 million, or $(0.69) per share, in 2012. Contributing to the 2013 full year net loss, the Company recognized $3.9 million of income tax expense, which includes a valuation allowance of $8.1 million.

“We are encouraged by the momentum we saw in product sales growth in the second half of 2013 and believe that this momentum provides a springboard as we enter 2014. The investments that we made in our business in 2013 are starting to show positive results. We are excited by the full rollout of our Safe City solution, which we anticipate mid-year, and its growth potential for supporting the law enforcement sector. I look forward to updating you in the future as we restore sustained growth to historical levels,” concluded Tufto.

Non-GAAP Financial Measures:

We provide certain non-GAAP financial information as supplemental information to financial measures calculated and presented in accordance with GAAP (Generally Accepted Accounting Principles in the United States). This non-GAAP information excludes the impact of amortizing intangible assets and may exclude other non-recurring items. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

On a non-GAAP basis, excluding intangible asset amortization, costs of the investigation, restructuring expense, and goodwill impairment for the applicable periods, net operating loss for 2013 was $6.7 million compared to net operating income of $1.7 million in 2012.

Investigation Matter

As was previously disclosed, the investigation is ongoing and the Company continues to cooperate with authorities. The Company is presently unable to determine the likely outcome or range of loss, if any, or predict with certainty the timeline for resolution of these matters.

About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS), security, police and parking professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services, including LPR products; adverse weather conditions in our markets; the impact of governmental laws and regulations; increased international presence; our success in integrating any acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012 filed in March 2013.

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(unaudited)

	Three-Month Period Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenue
Royalties	$2,431	$3,240	$11,598	$12,399
Product sales	4,035	3,581	14,692	12,564
	6,466	6,821	26,290	24,963

Cost of revenue	3,378	2,213	9,889	6,706
Gross profit	3,088	4,608	16,401	18,257

Operating expenses
Selling, marketing and product support	4,223	2,052	11,768	7,289
General and administrative	1,864	1,095	6,290	5,167
Research and development	898	894	5,036	4,135
Investigation matter	509	—	3,723	—
Amortization of intangible assets	545	395	1,554	1,622
Restructuring charges	—	—	—	430
Goodwill impairment	—	—	—	3,175
	8,039	4,436	28,371	21,818
Income (loss) from operations	(4,951)	172	(11,970)	(3,561)
Other income	7	2	6	29
Income (loss) before income taxes	(4,944)	174	(11,964)	(3,532)
Income tax expense (benefit)	5,824	189	3,937	(180)
Net loss	$(10,768)	$(15)	$(15,901)	$(3,352)

Basic net loss per share	$(2.17)	$(0.00)	$(3.21)	$(0.69)
Diluted net loss per share	$(2.17)	$(0.00)	$(3.21)	$(0.69)

Weighted shares – basic	4,972	4,910	4,955	4,886
Weighted shares – diluted	4,972	4,910	4,955	4,886

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	December 31, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$3,564	$8,334
Investments	2,639	4,817
Receivables, net	5,252	6,722
Inventories	3,589	4,485
Other current assets	1,414	1,797
	16,458	26,155
Property and equipment, net	1,025	1,875
Other assets	300	—
Deferred taxes	139	4,017
Goodwill and intangible assets, net	6,463	6,489
	$24,385	$38,536
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$5,560	$4,129
Income taxes payable	10	18
	5,570	4,147
Deferred taxes and other long-term liabilities	301	409
Shareholders’ equity	18,514	33,980
	$24,385	$38,536

Image Sensing Systems, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Year Ended December 31,
	2013	2012
Operating activities
Net loss	$(15,901)	$(3,352)
Adjustments to reconcile net loss to net cash provided by (used in) operations
Goodwill impairment	—	3,175
Depreciation and amortization	2,227	2,349
Stock option expense	213	244
Changes in operating assets and liabilities	7,943	3,523
Net cash provided by (used in) operating activities	(5,518)	5,939

Investing activities
Purchases of property and equipment, net of disposals	(221)	(487)
Purchase of other investments	(300)	—
Capitalized software development costs	(867)	—
Sales (purchases) of investments, net	2,179	(2,724)
Net cash provided by (used in) investing activities	791	(3,211)

Financing activities
Proceeds from exercise of stock options	9	121
Net cash provided by financing activities	9	121

Effect of exchange rate changes on cash	(52)	261

Increase (decrease) in cash and cash equivalents	(4,770)	3,110
Cash and cash equivalents, beginning of year	8,334	5,224
Cash and cash equivalents, end of year	$3,564	$8,334

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Image Sensing Systems, Inc.

Non-GAAP Income (Loss) from Operations

(in thousands)

(unaudited)

We define Non-GAAP Income (Loss) from Operations as income (loss) from operations before amortization of intangible assets, investigation matter expense, restructuring expense, and goodwill impairment for the applicable periods. Management believes Non-GAAP Income (Loss) from Operations is a useful indicator of our financial performance and our ability to generate cash flows from operations. Our definition of Non-GAAP Income (Loss) from Operations may not be comparable to similarly titled definitions used by other companies. The table below reconciles Non-GAAP Income (Loss) from Operations, which is a non-GAAP financial measure, to comparable GAAP financial measures:

	Three-Month Period Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Income (loss) from operations	$(4,951)	$172	$(11,970)	$(3,561)
Amortization of intangible assets	545	395	1,554	1,622
Investigation matter	509	—	3,723	—
Restructuring charges	—	—	—	430
Goodwill impairment	—	—	—	3,175
Non-GAAP income (loss) from operations	$(3,897)	$567	$(6,693)	$1,666

Note – Our calculation of Non-GAAP Income (Loss) from Operations is considered a non-GAAP financial measure and is not in accordance with, or preferable to, “as reported”, or GAAP financial data. However, we are providing this information, as we believe it facilitates analysis of the Company’s financial performance by investors and financial analysts.